Exhibit 99.1

Supernova Partners Acquisition Company III, Ltd. Announces Pricing

of $250 Million Initial Public Offering

March 22, 2021

Washington, D.C. – (PRNewswire) – Supernova Partners Acquisition Company III, Ltd. (“Supernova III”) announced today the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit.

Supernova III is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Supernova III will look to partner with a technology company focused on internet, consumer, media and similar businesses.

Supernova III is led by the team that founded its predecessors, Supernova Partners Acquisition Company, Inc. and Supernova Partners Acquisition Company II, Ltd., consisting of Spencer Rascoff, a serial entrepreneur who co-founded Hotwire and Zillow and who led Zillow as CEO for nearly a decade; Alexander Klabin, founder and CEO of Ancient Management LP, and co-founder of Senator Investment Group; Robert Reid, an investor who worked for 21 years at Blackstone in its Private Equity Group; and Michael Clifton, an investor who was most recently a senior investment professional at The Carlyle Group.

The units will be listed on the New York Stock Exchange (the “NYSE”) and will trade under the ticker symbol “STRE.U” beginning on March 23, 2021. Each unit consists of one Class A ordinary share of Supernova III and one-fifth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “STRE” and “STRE WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

J.P. Morgan Securities LLC and Jefferies LLC are acting as book runners for the offering. Supernova III has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 866-803-9204

Email: prospectuseq_fi@jpmchase.com

or

Jefferies LLC

Attention: Equity Syndicate Prospectus Department

520 Madison Avenue, 2nd Floor

New York, NY 10022

Telephone: 1-877-821-7388

Email: Prospectus_Department@Jefferies.com

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on March 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to Supernova III’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Supernova III, including those set forth in the Risk Factors section of Supernova III’s preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Supernova III undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Katie Curnutte

Email: Katie@supernovaspac.com

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